UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report  (Date of earliest event reported):    November 1, 2007

MILLENNIUM PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-28494	04-3177038
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS Employer Identification No.)

40 Landsdowne Street
Cambridge, Massachusetts 02139
(Address of principal executive offices) (zip code)

(617)  679-7000
 (Registrant’s telephone number, including area code)

Not applicable
 (Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02	Results of Operations and Financial Condition.

On November 1, 2007, Millennium Pharmaceuticals, Inc. issued a press release to report unaudited financial results for the quarter ended September 30, 2007. The full text of the press release is attached to this Current Report on Form 8-K as Exhibit 99.1.

The information in this Item 2.02 of this Form 8-K shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as expressly set forth by specific reference in such a filing.

The attached press release contains non-GAAP financial measures. These non-GAAP measures should be considered in addition to, not as a substitute for, or superior to other measures of the Company’s financial position prepared in accordance with generally accepted accounting principles (GAAP).

Specifically, the attached press release discusses non-GAAP net income, non-GAAP net income per share, non-GAAP research and development expenses and non-GAAP selling, general and administrative expenses which are non-GAAP financial measures. With respect to forward-looking information presented on a non-GAAP basis, other than amortization expenses of approximately $34 million in 2007, stock-based compensation expense of approximately $25 million in 2007 and restructuring charges of approximately $15 million in 2007, the Company is unable to provide a quantitative reconciliation because the items that would be excluded are difficult to predict and estimate and are primarily dependent on future events.

The Company’s management uses these non-GAAP financial measures to supplement its understanding of the Company’s core operating results and future prospects, consistent with how management measures and forecasts the Company’s performance, especially when comparing such results to previous periods or forecasts or to those of the Company’s competitors. These measures are also used by the Company’s management in their financial and operating decision-making and for compensation purposes. For example, while Company managers are held accountable for most aspects of compensation expense within departmental budgets, stock-based compensation expense is not included in the internal development, tracking or evaluation of departmental budgets as reviewed by senior management.

These non-GAAP measures exclude certain non-operational and restructuring charges, non-cash charges and specified other charges that are included in the most directly comparable GAAP measures. The Company excludes these items to facilitate comparisons to historical operating results. The Company believes that excluding these charges provides the users of financial statements with important insight into the Company’s operating results and related trends and provides the users the opportunity to understand and analyze the Company’s results in a manner consistent with how management analyzes the results. Specifically, on both a historic and a forward-looking basis, these non-GAAP measures exclude:

•	Expense associated with the amortization of acquisition-related intangible assets because a significant portion of the purchase price for acquisitions may be allocated to intangible assets that have lives of two to 13 years. Exclusion of the amortization expense allows comparisons of operating results that are consistent over time for both the Company’s newly acquired and long-held businesses and with both acquisitive and non-acquisitive peer companies.

•	Costs associated with the Company’s restructuring efforts, such as reducing overhead and consolidating facilities, resulting from the restructured relationship between Schering-Plough and the Company for INTEGRILIN® (eptifibatide) Injection and the reduction in the Company’s in-house research and development technologies and personnel as well as associated general and administrative personnel and expenses. The Company believes that the costs related to these restructuring activities are not indicative of the Company’s normal operating costs.

•	Expense associated with stock-based compensation related to stock options, the Company’s employee stock purchase plan and restricted stock because, while stock-based compensation is a significant ongoing expense affecting the Company’s results of operations, the Company’s management excludes stock-based compensation from the Company’s forecasting and planning process used to allocate resources in the Company’s ongoing portfolio prioritization efforts. Additionally, the Company believes that excluding this expense could be helpful in comparing the Company’s financial results to periods prior to January 1, 2006 because stock-based compensation charges are excluded in the various operating expense categories. Finally, because of varying available valuation methodologies, subjective assumptions and the variety of award types, the Company believes that excluding stock-based compensation may enable useful comparisons of the Company’s operating results to its competitors.

•	Termination payment, net of transaction expenses, associated with the Company’s receipt of a one-time payment resulting from the Company and AnorMED Inc.’s mutual agreement to terminate the Support Agreement between the parties. The Company believes that the gain related to the termination fee received from AnorMED is not indicative of the Company’s normal revenues generated from its core operations.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MILLENNIUM PHARMACEUTICALS, INC. (Registrant)
Date: November 1, 2007	By	/s/ MARSHA H. FANUCCI

Marsha H. Fanucci
Senior Vice President and Chief Financial Officer

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EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release of Millennium Pharmaceuticals, Inc. dated November 1, 2007